Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Piedmont Lithium Inc., a Delaware corporation (the “Company”), and Patrick Brindle (the “Employee”). Employee and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company are parties to that certain executive employment agreement dated September 22, 2021 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company is voluntarily terminated with the Employee’s resignation effective as of December 31, 2024 (the “Separation Date”);

WHEREAS, the Company wishes to provide Employee with certain separation benefits, which are conditioned upon Employee’s execution, delivery, and non-revocation of this Agreement and Employee’s ongoing compliance with all terms in this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that the Parties may have against each other, including any claims that either Party may have arising from or relating to Employee’s employment, or the end of Employee’s employment, with any Company Party (as defined below).

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby agree as follows:

1.           Separation from Employment.

Employee’s employment with the Company is terminated effective as of the Separation Date.

As of the Separation Date, Employee will no longer be employed by the Company or any other Company Party, and Employee will be deemed to have automatically resigned (i) as an officer of the Company and its affiliates (as applicable) and (ii) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Employee serves as the designee or other representative of the Company or any of its affiliates. If Employee signs this Agreement, returns it to the Company, and does not revoke Employee’s signature after signing, the Company will allow Employee to message the end of Employee’s employment as a resignation.

(a)          Subject to Section 2 below, Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that Employee has been owed by the Company. Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Company Party.

2.           Separation Payments and Benefits. Provided that Employee: (x) executes this Agreement and returns an executed copy of this Agreement to the Company so that it is received by Bruce Czachor, EVP and Chief Legal Officer (email: bczachor@piedmontlithium.com) no later than 5:00 pm ET on December 24, 2024; (y) does not revoke Employee's acceptance of this Agreement pursuant to Section 8; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including under Sections 5, 6, 9, and 10), Employee shall be provided with the following separation payments and benefits:

(a)         Severance Payment. (1) The Company shall pay to Employee a lump sum payment of $475,000.00 (the “Severance Payment”), representing twelve (12) months of Employee’s base salary, which Severance Payment shall be paid as soon as administratively practicable following the expiration of the Release Revocation Period (as defined in Section 8 below) and no later than sixty (60) days following the Separation Date;

(2) all equity awards granted to Employee that are outstanding and unvested as of the Separation Date shall become immediately and fully vested pursuant to the Employment Agreement; and,

(3) the Company shall pay Employee a lump sum payment of $31,147, representing twelve (12) months of COBRA (as defined in the Employment Agreement) as calculated based on Employee’s current healthcare elections as of the Separation Date; and

(4) the Company shall pay to Employee the value of any unused paid time off (as defined under the Company’s policy) as of the Separation Date.

(b)        Additional Change in Control Payment. A Change in Control payment is described in Section 4.1(b) of the Employment Agreement as (i)  two (2) times the Employee’s base salary immediately before the Separation Date, plus (ii) two (2) times the Employee’s Target Bonus for calendar year 2024 plus, (iii) the Employee’s Annual Bonus for 2024 based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board, provided, however, that for purposes of calculating Employee’s Annual Bonus for 2024 (also referred to internally as the Company’s ‘Short Term Incentive Compensation’), the component comprising Employee’s achievement of personal goals shall be calculated at zero percent (0%). If there is a “Change in Control” as defined in Section 1.3 of the Employment Agreement that occurs specifically with Sayona Mining Limited and its subsidiaries after the Separation Date and on or before December 31, 2025 (which Employee acknowledges is outside the CIC Protection Period (as defined in the Employment Agreement)), Employee shall be entitled to a Change in Control payment of $63,333, which equals thirty-three and one-third percent (33.3%) of a Change in Control payment of $1,615,000 (($475,0000 x 2) + ($475,000 x 0.70 x 2)), less the Severance Payment of $475,000 previously paid under Subsection 2(a)(1), plus the Employee’s Annual Bonus for 2024 based on actual achievement, provided, however, the Employee’s achievement of personal goals shall be calculated at zero percent (0%).

(c)         Any amounts that become due under Subsection 2(b) shall be paid to Employee no later than sixty (60) days following the Change in Control, subject to any withholding obligations under Section 21 and Section 4.2 (280G Provisions) and Section 4.3 (Section 409A Provisions) of the Employment Agreement.

(d)          Employee acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Employee is eligible to receive as severance pay and benefits from the Company or any other Company Party, pursuant to the Employment Agreement or otherwise. If, at any time after this Agreement becomes effective, Employee breaches any provisions of this Agreement or breaches any of Covenants as defined in Section 5, or breaches or fails to fulfill (as determined in the Company’s reasonable judgment) any obligations in Sections 6, 9, or 10, Employee forfeits all amounts otherwise owed under this Agreement that have not yet been paid to Employee, including, but not limited to, any amounts that would have been paid under Subsection 2(b) of this Section.

3.           Release of Liability for Claims.

(a)          For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), each Party knowingly and voluntarily hereby release and forever discharge the other Party, which includes for Employee, the Employee’s family Employee’s heirs, executors, administrators, and assigns and for the Company includes Piedmont Lithium Carolinas Inc., Piedmont Lithium Foundation – Power for Life, Inc., and each of their affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (each a “Company Party” and, collectively, the “Company Parties”), from liability for, and each Party hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s ownership of any interest in any Company Party, Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Employee executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the Equal Employment Practices Act, N.C.G.S. § 95-28.1 (which prohibits discrimination against any person possessing sickle cell trait or hemoglobin C trait), N.C.G.S. § 95-28.1A (which prohibits discrimination against persons based on genetic testing or genetic information), N.C.G.S. § 95-28.2 (which prohibits discrimination against persons for lawful use of lawful products during nonworking hours), N.C.G.S. § 130A-148(i) (which prohibits discrimination against any person having AIDS or HIV infection and which further mandates that no test for AIDS virus infection shall be required, performed, or used to determine suitability for continued employment), N.C.G.S. § 9-32 (which prohibits the discharge or demotion of any employee because the employee has been called for jury duty, or is serving as a grand juror or petit juror), N.C.G.S. §§ 127A201 to 127A-203 (which provides members of the North Carolina National Guard or the National Guard of another state with certain reemployment rights outlined therein and which further prohibits discrimination and acts of reprisal against persons who serve in the National Guard), the Pennsylvania Human Relations Act, and the Pennsylvania Whistleblower Law; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Employment Agreement); and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the (“Released Claims”), except as may be covered by the indemnification provisions pursuant to Section 5 of this Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, each Party is agreeing that, in exchange for any consideration received by Employee pursuant to Section 2, any and all potential claims of this nature that each other Party may have against the other Party, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF EITHER PARTY.

(b) For the avoidance of doubt, nothing in this Agreement releases Employee’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include (i) any claim that arises after the date that Employee signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; and (iii) any claim for breach of, or otherwise arising out of, this Agreement. Further, notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Employee from (A) filing a charge or complaint with or cooperating in any investigation with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith. Nothing herein shall prevent Employee from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that Employee has reason to believe is unlawful.

4.        Representations and Warranties Regarding Claims. Employee represents and warrants that, as of the time at which Employee signs this Agreement, Employee has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law). Employee further represents and warrants that Employee has not made any assignment, sale, delivery, transfer, or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.       Indemnification.  Each Party acknowledges that the Company and Employee entered into that certain Indemnification Agreement (the “Indemnification Agreement”) dated September 19, 2021, and that such Indemnification Agreement has not been amended or revoked.

6.         Reaffirmation of Covenants. Employee acknowledges and agrees that Employee has continuing obligations to the Company and its affiliates pursuant to the Employment Agreement, including obligations relating to proprietary information, confidentiality, non-disparagement, non-competition, and non- interference (collectively, the “Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Covenants, and Employee expressly reaffirms Employee’s commitment to abide by, and agrees that Employee will abide by, the terms of the Covenants. Employee’s full compliance with the Covenants is a material condition of the Company’s obligation to make any payments to Employee under this Agreement.

7.         Cooperation. As a material condition of the Company’s obligations under this Agreement, Employee must at all times through the Separation Date perform Employee’s duties (as reasonably assigned by the Company) to the best of Employee’s abilities and to the reasonable satisfaction of the Company and must at all times comply with all Company rules and policies. Employee shall cooperate with the Company in the hand-off of Employee’s knowledge, duties, and responsibilities to the Company or others designated by the Company. Employee is specifically required to assist (a) in all matters related to the proposed merger transaction with Sayona Mining Limited, including, but not limited to, preparation of and responses to diligence inquiries, capital raising and financing activities, negotiation and execution of any definitive documents, and all of matters directly or indirectly related to the foregoing (collectively, the “Merger Assistance”), (b) in the defense of the mining permit issued to the Company being challenged in Locke Bell v. NCDEQ (NC Office of Administrative Hearings 24 EHR 02152), including providing deposition testimony, hearing testimony, and other support to defend against the claims and testimony in that matter, including any and all appeals (the “Permit Petition Assistance”), and (c) all other matters as may be reasonably requested by the Company (collectively, the “General Company Assistance” and, together with the Merger Assistance, Permit Petition Assistance and the General Company Assistance, the “Cooperation Obligations”). After the Separation Date, Employee shall, until the completion of any “Change in Control” as defined in Section 1.3 of the Employment Agreement that occurs on or before December 31, 2025, continue to cooperate with the Company in the hand-off of Employee’s knowledge, duties, and responsibilities to the Company or others designated by the Company and shall specifically provide the Merger Assistance, the Permit Petition Assistance, and the General Company Assistance. These Cooperation Obligations are a material condition of the Company’s obligation to make any payments to Employee under this Agreement. In addition, after Employee’s employment ends, Employee shall provide Cooperation Obligations and also cooperate in connection with any other action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment with the Company, provided that the Company shall pay all reasonable expenses incurred by Employee in providing such cooperation.

8.           Employee’s Acknowledgements. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)        Employee has been given at least twenty-one (21) days to review and consider this Agreement. If Employee signs this Agreement before the expiration of twenty-one (21) days after Employee’s receipt of this Agreement, Employee has knowingly and voluntarily waived any longer consideration period than the one provided to Employee, and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period.

(b)         Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Employee is already entitled;

(c)         Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and that Employee has had an adequate opportunity to do so prior to executing this Agreement;

(d)         Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will with the full intent of releasing the Company Parties of all claims; Employee acknowledges and agrees that Employee has carefully read this Agreement; and that Employee understands and agrees to each of the terms of this Agreement;

(e)          The only matters relied upon by Employee in causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(f)          No Company Party has provided any tax or legal advice regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof; and,

9.        Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day (7) period beginning on the date Employee executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing, signed by Employee, and must be delivered personally, by courier, or by email (read receipt requested) to the Company so that it is received by Bruce Czachor, Executive Vice President and Chief Legal Officer (email: bczachor@piedmontlithium.com) no later than 11:59 pm ET on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 will be of no force or effect, Employee will not receive the payments or benefits set forth in Section 2, and the remainder of this Agreement will remain in full force and effect.

10.        Confidentiality of this Agreement. Except as otherwise provided in Section 3(b) of this Agreement and as otherwise allowed in this Section, Employee will not disclose or discuss the terms of this Agreement. Notwithstanding the confidentiality covenant in this Section of this Agreement, Employee may disclose the terms of this Agreement to: (a) legal counsel; (b) spouse; (c) personal tax or financial advisor; provided Employee informs them of this confidentiality provision before such discussion and they agree to be bound by this confidentiality provision; (d) a court of competent jurisdiction when it is necessary evidence in the event of a lawsuit involving the alleged breach of this Agreement; or (e) when Employee is compelled by order of a court or governmental agency of competent jurisdiction but, before making such disclosure, the individual or entity must be advised of the confidential nature of the information. This Agreement does not prevent Employee from providing truthful information in response to a lawfully issued subpoena, or to any state or federal agency with jurisdiction over Employee. Employee understands the Employee’s compliance with the confidentiality provision is a material inducement to the Company to enter into this Agreement and is contractual in nature.  Employee acknowledges and agrees that the Company is obligated to disclose this Agreement under U.S. law.

11.         Non-Disparagement. Except as otherwise provided in Section 3(b) of this Agreement, each Party  represents and warrants that since exchanging this Agreement, each Party has not made, and going forward will not make, disparaging or defamatory remarks about the other Party and, in the case of the Company Parties their products, services, equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, other affiliated persons, or business activities. The Parties agree, for purposes of this provision, “disparage” means and includes making, publishing, releasing, disseminating, or causing the making, publication, release, or dissemination of any written or verbal remark, statement, or other communication or information that is intended to, tends to, or does impugn, belittle, discredit, injure, or cast in a negative light the quality, character, reputation, competence, ability, or performance of the other Party or any of their person, products, services, equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, other affiliated persons, or activities. This non-disparagement obligation includes any postings or comments, whether by name or anonymous, on any social media platform or direct message feature (for example, but not limited to, Facebook, Instagram, TikTok, Twitter, YouTube, WhatsApp, LinkedIn, Reddit), online blog, or messages boards, including www.glassdoor.com. The Parties understand that compliance with the non-disparagement provision is a material inducement to the Parties to enter into this Agreement and is contractual in nature. Nothing in this Agreement is intended, nor shall be construed, to prohibit the Employee from any communications to, or participation in any investigation or proceeding conducted by, the EEOC or other governmental agency with jurisdiction concerning the terms, conditions, and privileges of employment or jurisdiction over the Company’s business. Employee is not restricted from disclosing information to, or instituting or participating in any charge, complaint, or investigation with, any governmental or regulatory authority, including, but not limited to, the Securities and Exchange Commission, or from participating in any whistleblower programs regarding violations of any state or federal securities law, or from collecting any related incentive awards. Employee represents, in signing this Agreement, that Employee is not aware of any securities violations by any of the Company Parties.

12.       Governing Law. This Agreement and its performance will be construed and interpreted in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.

13.         Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

14.        Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Parties. This Agreement and the Covenants constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and any Company Party with regard to the subject matter hereof.

15.         Further Assurances. Employee shall, and shall cause Employee’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the reasonable discretion of the Company, to carry out the provisions of this Agreement.

16.        Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials or items in any form, except for Company property Employee is retaining in furtherance of Employee’s work under any consulting agreement Employee enters into with Company, such property to be returned to Company at the conclusion of any such consulting engagement.

17.         Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties bargain hereunder.

18.         Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words hereof, herein and hereunder and other compounds of the word here shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word including following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as without limitation , but not limited to , or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word or as used herein is not exclusive and is deemed to have the meaning and/or. Unless the context requires otherwise, all references herein to a law, agreement, instrument, or other document shall be deemed to refer to such law, agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

19.        No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

20.      Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

21.         Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A, and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above. This Agreement is not effective until it has been signed on behalf of the Company below, and if this Agreement is not signed on behalf of the Company, it and all offers of Separation Payments and Benefits in Section 2 are void.

EMPLOYEE

/s/ Patrick Brindle
Patrick Brindle
Date: December 6, 2024

PIEDMONT LITHIUM INC.

By	/s/Keith D. Phillips
Name: Keith D. Phillips
Title: Chief Executive Officer
Date: December 6, 2024

SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS